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                                   EXHIBIT 5.1

                   OPINION OF BROBECK, PHLEGER & HARRISON LLP




                                November 24, 1998






CardioDynamics International Corporation
6175 Nancy Ridge Drive
Suite 300
San Diego, California 92121


        Re: CardioDynamics International Corporation Registration Statement on Form S-3 for Resale of 3,270,978 Shares of Common Stock


Ladies and Gentlemen:

        We have acted as counsel to CardioDynamics International Corporation, a California corporation (the "Company"), in connection with the registration for resale of 3,270,978 shares of Common Stock (the "Shares"). The Shares are issuable upon conversion of certain outstanding shares of the Company's Series A Convertible Preferred Stock and exercise of certain outstanding Warrants as described in the Company's Registration Statement on Form S-3, as amended ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-B.

        We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of Series A Convertible Preferred Stock and Warrants, and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Series A Convertible Preferred Stock and Warrants. Based on such review, we are of the opinion that the Shares, if, as and when issued upon conversion of the Series A Convertible Preferred Stock in accordance with the Company's charter documents and upon exercise of the Warrants in accordance with the terms of the Warrants (including payment of the indicated exercise price), will be duly authorized, validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-B.


                                   EXHIBIT 5.1


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        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                     Very truly yours,

                                     /s/ Brobeck, Phleger & Harrison LLP
                                     BROBECK, PHLEGER & HARRISON LLP


                                  EXHIBIT 5.1